Exhibit 99

HMN Financial, Inc. Announces First Quarter Results

First Quarter Highlights

  Net income of $2.8 million, an improvement of $2.4 million, compared to net income of $0.4 million in the first quarter of 2011
  Diluted earnings per common share of $0.58 compared to diluted loss per common share of $0.01 in the first quarter of 2011
  Provision for loan losses of ($0.1) million, an improvement of $2.1 million from first quarter of 2011
  Non-performing assets of $46.6 million, down $4.0 million from fourth quarter of 2011
  Toledo, Iowa branch sale nets $0.6 million one-time gain in first quarter of 2012

ROCHESTER, Minn.--(BUSINESS WIRE)--April 20, 2012--HMN Financial, Inc. (NASDAQ:HMNF):

EARNINGS SUMMARY (unaudited)	Three Months Ended
	March 31,
(dollars in thousands, except per share amounts)	2012	2011
Net income	$2,804	417
Net income (loss) available to common stockholders	2,343	(32)
Diluted earnings (loss) per common share	0.58	(0.01)
Return on average assets	1.57%	0.19%
Return on average common equity	19.32%	2.41%
Book value per common share	$7.81	10.31

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $706 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $2.8 million for the first quarter of 2012, an improvement of $2.4 million, compared to net income of $0.4 million for the first quarter of 2011. Net income available to common shareholders was $2.3 million for the first quarter of 2012, an improvement of $2.3 million, from the net loss available to common shareholders of $32,000 for the first quarter of 2011. Diluted earnings per common share for the first quarter of 2012 were $0.58, an improvement of $0.59 from the diluted loss per common share of $0.01 for the first quarter of 2011. The improvement in net income was due primarily to a $2.1 million decrease in the provision for loan losses between the periods, $0.6 million gain on the previously announced branch sale, and $0.4 million increase in the gains recognized on the sales of loans between the periods. These increases in income were partially offset by a $1.2 million decrease in net interest income as a result of a decrease in interest earning assets between the periods.

President’s Statement
"We are pleased to report net income for the first quarter of 2012, a reduction in our non-performing assets, and the achievement of the minimum core capital ratio established by our primary banking regulator,” said Home Federal Savings Bank President, Bradley Krehbiel. “We will continue to focus our efforts on increasing our core deposit relationships while reducing non-performing assets and expenses. We believe that, over time, our focus on these areas will be effective in generating improved financial results.”

First Quarter Results

Net Interest Income
Net interest income was $6.2 million for the first quarter of 2012, a decrease of $1.2 million, or 16.5%, compared to $7.4 million for the first quarter of 2011. Interest income was $8.3 million for the first quarter of 2012, a decrease of $2.4 million, or 22.8%, from $10.7 million for the first quarter of 2011. Interest income decreased between the periods primarily because of a $125 million decrease in average interest-earning assets between the periods. Average interest earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, reducing loan concentrations, managing interest rate risk and improving capital ratios. The average yield earned on interest-earning assets was 4.70% for the first quarter of 2012, a decrease of 51 basis points from the 5.21% average yield for the first quarter of 2011.

Interest expense was $2.1 million for the first quarter of 2012, a decrease of $1.2 million, or 36.9%, compared to $3.3 million for the first quarter of 2011. Interest expense decreased primarily because of a $119 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the outstanding borrowings and brokered certificates of deposits between the periods and a decrease in other deposits as a result of the branch sale that was completed in the first quarter of 2012. The decrease in borrowings and brokered deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered deposits. Interest expense also decreased because of the lower interest rates paid on money market accounts and certificates of deposits. The decreased rates were the result of the low interest rate environment that continued to exist during the first quarter of 2012. The average interest rate paid on interest-bearing liabilities was 1.22% for the first quarter of 2012, a decrease of 44 basis points from the 1.66% average interest rate paid in the first quarter of 2011. Net interest margin (net interest income divided by average interest earning assets) for the first quarter of 2012 was 3.53%, a decrease of 9 basis points, compared to 3.62% for the first quarter of 2011.

Provision for Loan Losses
The provision for loan losses was ($0.1) million for the first quarter of 2012, a decrease of $2.1 million compared to $2.0 million for the first quarter of 2011. The provision for loan losses decreased in the first quarter of 2012 primarily because there were fewer decreases in the estimated value of the underlying collateral supporting commercial real estate loans that required additional allowances in the current period when compared to the first quarter of 2011. The provision also decreased because of a decrease in the required reserves for certain risk rated commercial loans as a result of an internal loan portfolio analysis that was performed during the quarter. Total non-performing assets were $46.6 million at March 31, 2012, a decrease of $4.0 million, or 7.9%, from $50.6 million at December 31, 2011. Non-performing loans decreased $1.0 million and foreclosed and repossessed assets decreased $3.0 million during the first quarter of 2012. The non-performing loan and foreclosed and repossessed asset activity for the first quarter of 2012 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
January 1, 2012	$33,993	January 1, 2012	$16,616
Classified as non-performing	3,879	Transferred from non-performing loans	478
Charge offs	(2,903)	Other foreclosures/repossessions	0
Principal payments received	(1,135)	Real estate sold	(3,508)
Classified as accruing	(342)	Net gain on sale of assets	220
Transferred to real estate owned	(478)	Write downs	(212)
March 31, 2012	$33,014	March 31, 2012	$13,594

Of the $2.9 million in charge offs recorded during the first quarter of 2012, $1.7 million related to a charge off of a commercial development loan and an additional $0.8 million related to a charge off of a residential development loan as a result of obtaining updated appraisals of the underlying collateral on these loans. The impact of the charge offs on the provision for loan losses in the first quarter of 2012 was mitigated because of the $2.3 million in allocated loan loss reserves that had been previously recorded on the charged off loans.

A reconciliation of the Company’s allowance for loan losses for the first quarters of 2012 and 2011 is summarized as follows:

(Dollars in thousands)	2012	2011
Balance at January 1,	$23,888	$42,828
Provision	(128)	1,946
Charge offs:
One-to-four family	0	(403)
Consumer	(265)	(52)
Commercial business	(8)	(2,308)
Commercial real estate	(2,630)	(7,576)
Recoveries	567	518
Balance at March 31,	$21,424	$34,953

Unallocated allowance	$13,913	$16,105
Allocated allowance	7,511	18,848
	$21,424	$34,953

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the two most recently completed quarters.

	March 31,	December 31,
(Dollars in thousands)	2012	2011
Non-Accruing Loans:
One-to-four family real estate	$5,240	$4,435
Commercial real estate	20,498	22,658
Consumer	737	699
Commercial business	6,539	6,201
Total	33,014	33,993

Foreclosed and Repossessed Assets:
One-to-four family real estate	317	352
Commercial real estate	13,277	16,264
Total non-performing assets	$46,608	$50,609
Total as a percentage of total assets	6.60%	6.40%
Total non-performing loans	$33,014	$33,993
Total as a percentage of total loans receivable, net	6.14%	6.10%
Allowance for loan loss to non-performing loans	64.90%	70.27%

Delinquency Data:
Delinquencies (1)
30+ days	$4,823	$3,226
90+ days	0	0
Delinquencies as a percentage of
Loan and lease portfolio (1)
30+ days	0.86%	0.54%
90+ days	0.00%	0.00%

(1) Excludes non-accrual loans.

The following table summarizes the number and types of commercial real estate loans (the largest category of non-performing loans) that were non-performing as of the end of the two most recently completed quarters.

		Principal Amount		Principal Amount
(Dollars in thousands)		of Loans at		of Loans at
		March 31,		December 31,
Property Type	# of relationships	2012	# of relationships	2011
Developments/land	12	$15,615	10	$17,465
Shopping centers/retail	3	1,375	2	1,315
Restaurants/bar	1	596	1	616
Office buildings	1	2,325	1	2,325
Other buildings	2	587	3	937
	19	$20,498	17	$22,658

The decrease in the non-performing commercial real estate loans is due primarily to the $2.6 million in commercial real estate loans that were charged off during the quarter.

The following table summarizes the number of lending relationships and industry of commercial business loans that were non-performing as of the end of the two most recently completed quarters.

		Principal Amount		Principal Amount
(Dollars in thousands)		of Loans		of Loans
		March 31,		December 31,
Industry Type	#	2012	#	2011
Construction/development	6	$1,953	6	$2,061
Retail	2	47	1	82
Banking	2	1,194	2	1,199
Entertainment	1	20	1	23
Utilities	1	2,780	1	2,792
Restaurant	1	501	0	0
Transportation	1	44	1	44
	14	$6,539	12	$6,201

Non-Interest Income and Expense
Non-interest income was $2.7 million for the first quarter of 2012, an increase of $0.9 million, or 51.5%, from $1.8 million for the first quarter of 2011. We realized a one time gain on sale of branch office of $0.6 million as a result of the previously announced sale of the Toledo, Iowa branch. Gain on sales of loans increased $0.4 million between the periods due to an increase in the gains recognized on both commercial government guaranteed loans and single family loans between the periods. The increase in the gains recognized on single family loans was due to an increase in loan originations and sales as a result of the low interest rate environment that existed during the first quarter of 2012. Other non-interest income increased $67,000 between the periods because of an increase in rental income on other real estate owned and an increase in the sale of non-insured investment products. Fees and service charges decreased $95,000 between the periods primarily because of a decrease in late fees and overdraft charges. Loan servicing fees decreased $18,000 between the periods primarily because of a decrease in the number of single family loans that are being serviced for others.

Non-interest expense was $6.2 million for the first quarter of 2012, a decrease of $0.6 million, or 8.1%, from $6.8 million for the first quarter of 2011. Other non-interest expense decreased $170,000 between the periods primarily because of decreased legal expenses related to non-performing assets and regulatory compliance. Compensation expense decreased $147,000 primarily because of a decrease in the number of employees between the periods. Deposit insurance expense decreased $134,000 primarily because of the decrease in assets between the periods. The loss on real estate owned decreased $124,000 between the periods from a loss in the first quarter of 2011 to a gain in the first quarter of 2012 primarily because of the gain recognized on a commercial office building that was sold during the quarter. Occupancy expense decreased $58,000 primarily because of a decrease in depreciation expense as a result of having fewer branch facilities. Data processing expense increased $84,000 between the periods primarily because of a one time incentive that was received by the Company in the first quarter of 2011 related to a change in our ATM and debit card vendor.

The effect of income taxes changed $76,000 between the periods from an expense of $76,000 in the first quarter of 2011 to no expense in the first quarter of 2012. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at March 31, 2012. Since the valuation reserve is established against the entire deferred tax asset balance, no income tax expense was recorded for the first quarter of 2012. The income tax expense recorded in the first quarter of 2011 relates to the taxes on the change in the fair market value of the available for sale investment portfolio.

Net Income (Loss) Available to Common Shareholders
The net income (loss) available to common shareholders was $2.3 million for the first quarter of 2012, an increase of $2.3 million from the $32,000 net loss available to common shareholders in the first quarter of 2011. The net income (loss) available to common shareholders increased primarily because of the change in the net income (loss) between the periods. The Company has deferred the last five quarterly dividend payments, beginning with the February 15, 2011 dividend payment, on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from income for financial statement purposes to arrive at the net income (loss) available to common shareholders. Under the terms of the certificate of designations for the preferred stock, dividend payments may be deferred without default, but the dividend is cumulative and, if the Company fails to pay dividends for six quarters, whether or not consecutive, the Treasury will have the right to appoint two representatives to the Company’s board of directors. Under the terms of the Company’s and Bank’s Supervisory Agreements with their federal banking regulators, neither the Company nor the Bank may declare or pay any cash dividends, or purchase or redeem any capital stock, without prior notice to, and consent of these regulators. The Company does not anticipate requesting consent from the FRB to make any payments of dividends on, or purchase of, its common or preferred stock in 2012.

Return on Assets and Equity
Return on average assets for the first quarter of 2012 was 1.57%, compared to 0.19% for the first quarter of 2011. Return on average equity was 19.32% for the first quarter of 2012, compared to 2.41% for the first quarter of 2011. Book value per common share at March 31, 2012 was $7.81, compared to $10.31 at March 31, 2011.

General Information
HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates nine full service offices in Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester (3), Spring Valley and Winona; one full service office in Iowa located in Marshalltown; one loan origination office in Sartell, Minnesota; and two Private Banking offices in Rochester, Minnesota.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to increasing our core deposit relationships, reducing non-performing assets, reducing expense and generating improved financial results; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for improvement thereof; changes in the size of the Bank’s loan portfolio; the recovery of the valuation allowance on deferred tax assets; the amount and mix of the Bank’s non-performing assets and the appropriateness of the allowance therefor; future losses on non-performing assets; the amount of interest-earning assets; the amount and mix of brokered and other deposits (including the Company’s ability to renew brokered deposits); the availability of alternate funding sources; the payment of dividends; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer trust preferred securities held by the Bank; expectations relating to the change in Company and Bank primary banking regulators from the Office of Thrift Supervision to the Office of the Comptroller of the Currency (OCC) and Federal Reserve Board (FRB); and the Bank’s compliance with regulatory standards generally (including the Bank’s status as “well-capitalized”), and supervisory agreements, individual minimum capital requirements or other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the OCC and FRB and the Bank and the Company to any failure to comply with any such regulatory standard, agreement or requirement. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement, including restrictions set forth in the supervisory agreements between each of the Company and Bank and the OCC and FRB; possible legislative and regulatory changes, including changes in the degree and manner of regulatory supervision, the ability of the Company and the Bank to establish and adhere to plans and policies relating to, among other things, capital, business, non-performing assets, loan modifications, documentation of loan loss allowance and concentrations of credit that are satisfactory to the OCC and FRB, as applicable, in accordance with the terms of the Company and Bank supervisory agreements and to otherwise manage the operations of the Company and the Bank to ensure compliance with other requirements set forth in the supervisory agreements; the ability of the Company and the Bank to obtain required consents from the OCC and FRB, as applicable, under the supervisory agreements or other directives; the ability of the Bank to comply with its individual minimum capital requirement and other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard, agreement or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios, changes in costs associated with alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank, technological, computer-related or operational difficulties, results of litigation, and reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Form 10-K with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and Part II, Item 1A of its Quarterly Reports on Forms 10-Q. We undertake no duty to update any of the forward-looking statements after the date of this press release.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2012	2011
	(unaudited)
Assets
Cash and cash equivalents	$45,977	67,840
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $16,609 and $19,586)	17,597	20,645
Other marketable securities
(amortized cost $70,699 and $105,700)	70,358	105,469
	87,955	126,114

Loans held for sale	3,279	3,709
Loans receivable, net	538,069	555,908
Accrued interest receivable	2,262	2,449
Real estate, net	13,595	16,616
Federal Home Loan Bank stock, at cost	4,172	4,222
Mortgage servicing rights, net	1,497	1,485
Premises and equipment, net	7,704	7,967
Prepaid expenses and other assets	1,899	2,262
Assets held for sale	0	1,583
Deferred tax asset, net	0	0
Total assets	$706,409	790,155

Liabilities and Stockholders’ Equity
Deposits	$568,237	620,128
Deposits held for sale	0	36,048
Federal Home Loan Bank advances	70,000	70,000
Accrued interest payable	562	780
Customer escrows	1,623	933
Accrued expenses and other liabilities	6,522	5,205
Total liabilities	646,944	733,094
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
Authorized 500,000 shares; issued shares 26,000	24,915	24,780
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	52,193	53,462
Retained earnings, subject to certain restrictions	45,462	42,983
Accumulated other comprehensive income, net of tax	292	471
Unearned employee stock ownership plan shares	(3,142)	(3,191)
Treasury stock, at cost 4,705,073 and 4,740,711 shares	(60,346)	(61,535)
Total stockholders’ equity	59,465	57,061
Total liabilities and stockholders’ equity	$706,409	790,155

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended
	March 31,
(Dollars in thousands)	2012	2011
Interest income:
Loans receivable	$7,796	9,903
Securities available for sale:
Mortgage-backed and related	193	324
Other marketable	249	417
Cash equivalents	27	1
Other	10	69
Total interest income	8,275	10,714

Interest expense:
Deposits	1,217	1,940
Federal Home Loan Bank advances and Federal Reserve borrowings	845	1,329
Total interest expense	2,062	3,269
Net interest income	6,213	7,445
Provision for loan losses	(128)	1,946
Net interest income after provision for loan losses	6,341	5,499

Non-interest income:
Fees and service charges	829	924
Loan servicing fees	232	250
Gain on sales of loans	909	495
Gain on sale of branch office	552	0
Other	184	117
Total non-interest income	2,706	1,786

Non-interest expense:
Compensation and benefits	3,413	3,560
(Gain) loss on real estate owned	(77)	47
Occupancy	882	940
Deposit insurance	270	404
Data processing	337	253
Other	1,418	1,588
Total non-interest expense	6,243	6,792
Income before income tax expense	2,804	493
Income tax expense	0	76
Net income	2,804	417
Preferred stock dividends and discount	(461)	(449)
Net income (loss) available to common shareholders	$2,343	(32)
Basic earnings (loss) per common share	$0.60	(0.01)
Diluted earnings (loss) per common share	$0.58	(0.01)
Other comprehensive loss, net of tax:
Unrealized holding losses arising during the period	$(180)	(114)
Other comprehensive loss, net of tax	(180)	(114)
Comprehensive income (loss) attributable to common shareholders	$2,163	(146)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)
	Three Months Ended
SELECTED FINANCIAL DATA:	March 31,
(Dollars in thousands, except per share data)	2012	2011
I. OPERATING DATA:
Interest income	$8,275	10,714
Interest expense	2,062	3,269
Net interest income	6,213	7,445

II. AVERAGE BALANCES:
Assets (1)	716,807	873,155
Loans receivable, net	546,112	650,667
Securities available for sale (1)	105,257	149,928
Interest-earning assets (1)	708,275	833,268
Interest-bearing liabilities	680,435	799,497
Equity (1)	58,357	70,275

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.57%	0.19%
Interest rate spread information:
Average during period	3.48	3.56
End of period	3.47	3.48
Net interest margin	3.53	3.62
Ratio of operating expense to average
Total assets (annualized)	3.50	3.15
Return on average equity (annualized)	19.32	2.41
Efficiency	70.00	73.58
	March 31,	December 31,	March 31,
	2012	2011	2011
IV. ASSET QUALITY:
Total non-performing assets	$46,608	50,609	70,565
Non-performing assets to total assets	6.60%	6.40%	8.03%
Non-performing loans to total loans
receivable, net	6.14	6.10	7.74
Allowance for loan losses	$21,424	23,888	34,953
Allowance for loan losses to total assets	3.03%	3.02%	3.98%
Allowance for loan losses to total loans
receivable, net	3.98	4.29	5.51
Allowance for loan losses to
Non-performing loans	64.90	70.27	71.21

V. BOOK VALUE PER COMMON SHARE:
Book value per common share	$7.81	7.36	10.31
	Three Months		Three Months
	Ended	Year Ended	Ended
	Mar 31, 2012	Dec 31, 2011	Mar 31, 2011
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets,
at end of period	8.42%	7.22%	7.92%
Average stockholders’ equity to
average assets (1)	8.14	8.19	8.05
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	104.09	104.23	104.22
Tier 1 or core capital	8.50	7.14	7.70
Risk-based capital	12.55	10.86	11.47
	March 31,	December 31,	March 31,
	2012	2011	2011
VII. EMPLOYEE DATA:
Number of full time equivalent employees	197	205	215

(1) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, 507-252-7169
President